                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25
                           NOTIFICATION OF LATE FILING

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                                                     OMB Number: 3235-0058
                                                  Expires:      January 31, 2005
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(CHECK ONE):
     [ ] Form 10-K     [ ] Form 20-K     [X] Form 10-Q       [ ] Form N-SAR

                   For Period Ended:  March 31, 2004
                   [ ] Transition Report on Form 10-K
                   [ ] Transition Report on Form 20-K
                   [ ] Transition Report on Form 11-K
                   [ ] Transition Report on Form 10-Q
                   [ ] Transition Report on Form N-SAR
                   For the Transition Period Ended:___________________________-

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  READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.
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     NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I -- REGISTRANT INFORMATION

COMPUTERIZED THERMAL IMAGING, INC.
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Full Name of Registrant

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Former Name if Applicable

1719 West 2800 South
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Address of Principal Executive Office (STREET AND NUMBER)

Ogden, Utah 84401
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

            (a)  The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense
[X]         (b)  The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
            (c)  The accountant's statement or other exhibit required by Rule
                 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

         The Registrant's President and Chief Operating Officer, as well as its Controller, resigned shortly before the completion of the fiscal quarter for which the Quarterly Report is due. Although the Registrant has engaged a new Chief Financial Officer, the Registrant was not able to complete its financial statements and related disclosure materials in time to file the Quarterly Report by its due date.


PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

B.J. Mendenhall               (801)                     776-4700
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     (Name)                (Area Code)            (Telephone Number)

 (2) Have all other periodic report required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
     identify report(s).                                          Yes [X] No [ ]

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?                                                     Yes [X] No [ ]

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                       COMPUTERIZED THERMAL IMAGING, INC.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 17, 2004                            By /s/ BJ Mendenhall
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